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(ENCORE WIRE CORPORATION LOGO)


ENCORE WIRE CORPORATION           PRESS RELEASE               SEPTEMBER 28, 2006
1410 MILLWOOD ROAD
MCKINNEY, TEXAS 75069                                   CONTACT: FRANK J. BILBAN
972-562-9473                                                VICE PRESIDENT & CFO

                              FOR IMMEDIATE RELEASE

             ENCORE WIRE ANNOUNCES COMPLETION OF EXPANDED FINANCING

MCKINNEY, TX - Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced that the Company has restructured its existing credit facility to accommodate the Company's growth and to meet increased working capital requirements.

On September 28, 2006, the Company issued $55,000,000 of five-year senior unsecured notes to institutional investors at favorable rates. These new notes mature in September 2011 and accrue interest at floating "LIBOR" rates plus an incremental "adder".

The Company had previously announced on September 1, 2006 that it had expanded its existing revolving line of credit to $200,000,000 from $150,000,000. The existing revolving credit agreement, as previously amended in May 2006, was originally executed on August 27, 2004 and has a five-year term. Interest on the revolver is calculated at floating rates plus an incremental "adder". The Company's financing structure also includes $45,000,000 of seven-year senior unsecured notes outstanding to institutional investors issued on August 27, 2004, maturing in August 2011.

Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, "We expanded our total line of credit to keep pace with the growth of Encore Wire and to meet the increased working capital requirements our industry is experiencing. Encore's working capital is being driven upward by the increased inventory and receivables resulting from our organic growth, the expansion into the armored cable market and the dramatic increase in copper prices. In the last year COMEX spot copper prices have ranged from $1.50 per pound to as high as $4.00. The increase in copper prices has resulted in higher dollar balances of inventory and receivables for wire sold. Encore's operating results and financial strength permitted us to expand our credit facility at favorable rates and terms. Our total financing package now contains $100,000,000 of notes maturing in 2011, along with a revolving credit agreement with a maximum availability of $200,000,000. We appreciate our banking partners commitment to the continued growth of Encore Wire. We will continue to manage the Company for the long-term and strive to protect our strong balance sheet."

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.


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